Exhibit 99.1

Smurfit Westrock Reports Second Quarter 2024 Financial Results

Dublin – July 30, 2024 – Smurfit Westrock plc (NYSE: SW, LSE: SWR) today announced the financial results for the second quarter ended June 30, 2024 of Smurfit Kappa Group plc. Due to the timing of the completion of the combination of Smurfit Kappa Group plc and WestRock Company, results for the combined company of Smurfit Westrock will be reported from the third quarter 2024.

Key points:

•	Net Sales of approx. $3.0 billion

•	Net Income of $132 million

•	Adjusted EBITDA[1] of $480 million, with an Adjusted EBITDA Margin[1] of 16.2%

•	Higher recovered fiber costs in the process of being recovered

•	Previously announced quarterly dividend of $0.3025 per ordinary share

•	Smurfit Westrock listed on the NYSE and included in S&P 500

•	Smurfit Westrock credit rating of BBB/BBB/Baa2 from S&P, Fitch and Moody’s respectively

Smurfit Kappa Group plc’s performance for the three months ended June 30, 2024 and 2023 (in millions):

	June 30, 2024	June 30, 2023
Net Sales	$2,969	$3,076
Net Income	$132	$267
Adjusted EBITDA[1]	$480	$556
Adjusted EBITDA Margin[1]	16.2%	18.1%
Net Cash provided by Operating Activities	$340	$307
Adjusted Free Cash Flow[1]	$186	$83

	June 30, 2024		December 31, 2023
Net Leverage Ratio[1]	1.6	x	1.3	x

Tony Smurfit, President and CEO, commented:

“I am pleased to report a strong set of results, and continued delivery of quality and service for our customers. This has been driven by our performance-led culture, together with the continuing benefits of our prior year capital allocation decisions. These results were also achieved against a backdrop of significantly higher recovered fiber costs and lower corrugated box prices. We expect these increased costs will be recovered through increased box pricing with the customary time lag.

“Smurfit Kappa’s corrugated volume growth was 3.1% in the second quarter with 3.5% growth in Europe and 1.5% in the Americas year-on-year. On a shipments per day basis, volume growth was 1.1% for the Group, with growth of 1.4% and 0.1% in Europe and the Americas respectively. Demand in Southern and Eastern Europe remained robust while German demand remained soft. In the Americas, demand was generally good, with the exception of Argentina.

“After the quarter end, on July 5, we completed our transaction with WestRock. On July 8, Smurfit Westrock listed on the NYSE and was included in the S&P 500. While we don’t underestimate the amount of hard work ahead of us, there is tremendous energy and enthusiasm to ensure a successful future for Smurfit Westrock. I believe that with the quality of our people and the strength of our market positions, we are creating something truly unique. Smurfit Westrock will be the ‘Go-To’ sustainable packaging company with the right product, in the right space at the right time.”

1 Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Net Leverage Ratio are non-GAAP measures. See the “Non-GAAP Financial Measures and Reconciliations” below for the discussion and reconciliation of these measures to the most comparable GAAP measures.

Second Quarter 2024 | Financial Performance

Smurfit Kappa’s net sales decreased by $107 million, or 3%, to $2,969 million in the second quarter of 2024 from $3,076 million in the second quarter of 2023. This decrease was primarily driven by lower average box pricing in our European business year-on-year. The decrease was partially offset by an increase in Group corrugated volumes of 3.1% (1.1% on a shipments per day basis), a $28 million net positive foreign currency impact and a $4 million positive impact from acquisitions.

Net income decreased by $135 million, to $132 million in the second quarter, from $267 million in the same period of last year. This decrease was primarily due to a decrease in net sales and additional transaction-related expenses of $60 million associated with the Smurfit Westrock combination, which were partially offset by a $12 million decrease in costs of goods sold driven by lower raw material and energy costs year-on-year.

Adjusted EBITDA for the Group was $480 million, with an adjusted EBITDA margin of 16.2% in the second quarter of 2024, compared to adjusted EBITDA of $556 million, with an adjusted EBITDA margin of 18.1% in the second quarter of 2023.

Adjusted EBITDA for Europe decreased by $77 million to $355 million in the second quarter, from $432 million in the same period of 2023. This decrease was primarily due to a $143 million decrease in net sales and an increase in labor, distribution and recovered fiber costs, partially offset by a decrease in energy and other raw material costs. The adjusted EBITDA margin in Europe was 16.1% in the second quarter, compared to 18.4% at the same time last year.

Adjusted EBITDA for our Americas segment increased by $6 million, or 4%, to $146 million in the second quarter of 2024, from $140 million for the second quarter of 2023. This increase was primarily due to a $36 million increase in net sales, partially offset by higher raw materials and labor costs. The adjusted EBITDA margin in the Americas segment was 19.2% in the second quarter of 2024, compared to 19.3% in the second quarter of 2023.

The Group’s interest expense, net decreased by $4 million, to $33 million in the second quarter, from $37 million in the second quarter of last year primarily due to a reduction in net cash interest costs. Other income, net increased to $5 million from an other expense, net of $8 million in the prior year mostly due to a move of $10 million in foreign currency fluctuations on monetary assets and liabilities.

Income tax expense decreased by $17 million, to $55 million in the second quarter of 2024, from $72 million in the prior year period, primarily due to lower earnings and changes in deferred tax related to unremitted foreign earnings and losses.

Net cash provided by operating activities increased by $33 million, or 11%, to $340 million in the second quarter of 2024, from $307 million in the second quarter of 2023. The increase was primarily due to a reduction in tax payments of $58 million, a change from a net cash interest paid position of $31 million to a net cash interest received position of $16 million in the second quarter of this year, resulting in an inflow of $47 million, and a positive working capital change of $26 million, partially offset by a reduction in consolidated net income adjusted for non-cash items.

Including capital expenditure of $177 million in the second quarter of 2024, and $224 million in the same period last year, free cash flow was $163 million in the second quarter of 2024 and $83 million in the second quarter of 2023. Excluding transaction costs paid associated with the Smurfit Westrock combination of $23 million in the second quarter of 2024, adjusted free cash flow for the period was $186 million. Adjusted free cash flow in the second quarter of 2023 was $83 million.

Total borrowings amounted to $6,432 million at June 30, 2024, compared to $3,747 million at December 31, 2023. Net debt was $3,107 million at the end of June 2024, resulting in a net leverage ratio of 1.6x compared to 1.3x at the end of December 2023.

Earnings Call

Management will host an earnings conference call today at 5:00 PM ET / 10:00 PM BST to discuss Smurfit Kappa Group’s financial results. The conference call will be accessible through a live webcast. Interested investors and other individuals can access the webcast, earnings release, and earnings presentation via the Company’s website at www.smurfitwestrock.com. The webcast will be available at https://investors.smurfitwestrock.com/overview and a replay of the webcast will be available on the website shortly after the call.

Forward Looking Statements

This press release includes certain “forward-looking statements” (including within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) regarding, among other things, the plans, strategies, outcomes, and prospects, both business and financial, of Smurfit Westrock plc (the “Company”), the expected benefits of the completed combination of Smurfit Kappa Group plc and WestRock Company to form the combined company of Smurfit Westrock (the “Combination”) (including, but not limited to, synergies), and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. Statements that are not historical facts, including statements about the beliefs and expectations of the management of the Company, are forward-looking statements. Words such as “may”, “will”, “could”, “should”, “would”, “anticipate”, “intend”, “estimate”, “project”, “plan”, “believe”, “expect”, “target”, “prospects”, “potential”, “commit”, “forecasts”, “aims”, “considered”, “likely”, “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of the Company. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur. Actual results may differ materially from the current expectations of the Company depending upon a number of factors affecting its business, including risks associated with the integration and performance of the Company following the Combination. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include: developments related to pricing cycles and volumes; economic, competitive and market conditions generally, including macroeconomic uncertainty, customer inventory rebalancing, the impact of inflation and increases in energy, raw materials, shipping, labor and capital equipment costs; reduced supply of raw materials, energy and transportation, including from supply chain disruptions and labor shortages; intense competition; risks related to international sales and operations; the Company’s ability to respond to changing customer preferences and to protect intellectual property; results and impacts of acquisitions by the Company; the amount and timing of the Company’s capital expenditures; evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions in Ireland, the United Kingdom, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (such as the COVID-19 pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent Irish, US or UK administrations; the ability of the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets; the potential impairment of assets and goodwill; the scope, costs, timing and impact of any restructuring of operations and corporate and tax structure; actions by third parties, including government agencies; the Company’s ability to achieve the synergies and value creation contemplated by the Combination; the availability of sufficient cash to distribute dividends to the Company’s shareholders in line with current expectations; the Company’s ability to promptly and effectively integrate Smurfit Kappa’s and WestRock’s businesses; the Company’s ability to successfully implement strategic transformation initiatives; the Company’s significant levels of indebtedness; the impact of the Combination on the Company’s credit ratings; legal proceedings instituted against the Company; the Company’s ability to retain or hire key personnel; the Company’s ability to meet expectations regarding the accounting and tax treatments of the Combination, including the risk that the Internal Revenue Service may assert that the Company should be treated as a US corporation or be subject to certain unfavorable US federal income tax rules under Section 7874 of the Internal Revenue Code of 1986, as amended, as a result of the Combination; other factors such as future market conditions, currency fluctuations, the behavior of other market participants, the actions of regulators and other factors such as changes in the political, social and regulatory framework in which the Company’s group operates or in economic or technological trends or conditions; and other risk factors included in the Company’s filings with the Securities and Exchange Commission. Neither the Company nor any of its associates or directors, officers or advisers provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any such forward-looking statements will actually occur. You are cautioned not to place undue reliance on these forward-looking statements. Other than in accordance with its legal or regulatory obligations (including under the UK Listing Rules, the Disclosure Guidance and Transparency Rules, the UK Market Abuse Regulation and other applicable regulations), the Company is under no obligation, and the Company expressly disclaims any intention or obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Smurfit Westrock

Smurfit Westrock is a leading provider of paper-based packaging solutions in the world, with approximately 100,000 employees across 40 countries.

Contacts
Ciarán Potts Smurfit Westrock T: +353 1 202 71 27 E: ir@smurfitwestrock.com	FTI Consulting T: +353 1 765 0800 E: smurfitwestrock@fticonsulting.com

Condensed Consolidated Statements of Operations

	in $ millions, except share and per share data
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net sales	$2,969	$3,076	$5,899	$6,316
Cost of goods sold	(2,276)	(2,288)	(4,496)	(4,705)
Gross profit	693	788	1,403	1,611
Selling, general and administrative expenses	(389)	(394)	(769)	(773)
Transaction-related expenses associated with the Combination	(60)	-	(83)	-
Operating profit	244	394	551	838
Pension and other postretirement non-service expense, net	(29)	(10)	(39)	(20)
Interest expense, net	(33)	(37)	(58)	(70)
Other income (expense), net	5	(8)	-	(15)
Income before income taxes	187	339	454	733
Income tax expense	(55)	(72)	(131)	(185)
Net income	132	267	323	548
Less: Net income attributable to non-controlling interests	-	-	-	-
Net income attributable to common stockholders	$132	$267	$323	$548

Basic earnings per share attributable to common stockholders	$0.51	$1.03	$1.25	$2.12

Diluted earnings per share attributable to common stockholders	$0.51	$1.03	$1.24	$2.11

Segment Information

Financial information by segment is summarized below and in the schedules with this release.

	in $ millions, except share and per share data
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net sales:
Europe	$2,207	$2,350	$4,397	$4,850
The Americas	762	726	1,502	1,466

Adjusted EBITDA:
Europe	$355	$432	$733	$904
The Americas	146	140	259	284

Adjusted EBITDA Margin:
Europe	16.1%	18.4%	16.7%	18.6%
The Americas	19.2%	19.3%	17.2%	19.4%

Condensed Consolidated Balance Sheets

	in $ millions, except share and per share data
	As of
	June 30, 2024	December 31, 2023
Current assets:
Cash and cash equivalents, including restricted cash (amounts related to consolidated variable interest entities of $6 million and $3 million at June 30, 2024 and December 31, 2023, respectively)	$3,325	$1,000
Accounts receivable (amounts related to consolidated variable interest entities of $798 million and $816 million at June 30, 2024 and December 31, 2023, respectively)	1,981	1,806
Inventories	1,184	1,203
Other current assets	586	561
Total current assets	7,076	4,570
Property plant and equipment, net	5,576	5,791
Goodwill	2,757	2,842
Intangibles, net	207	218
Other non-current assets	616	630
Total assets	$16,232	$14,051
Liabilities and Equity
Current liabilities:
Accounts payable	$1,545	$1,728
Accrued compensation and benefits	387	438
Current portion of debt	387	78
Other current liabilities	756	762
Total current liabilities	$3,075	$3,006
Non-current debt due after one year	6,045	3,669
Pension liabilities and other postretirement benefits, net of current portion	491	537
Other non-current liabilities	680	665
Total liabilities	$10,291	$7,877
Commitments and Contingencies	-	-
Equity:
Common stock, €0.001 par value; and 9,910,931,085 shares authorized; 261,094,836 and 260,354,342 shares outstanding at June 30, 2024 and December 31, 2023, respectively	-	-
Convertible Class A, B, C & D stock of €0.001 par value; and 7,068,915; 30,000,000; 30,000,000; and 75,000,000 shares authorized; and Nil; 2,089,514; 2,089,514 and 786,486 shares outstanding, respectively at June 30, 2024 and December 31, 2023	-	-
Treasury stock, at cost (2,037,589, and 1,907,129 common stock as of June 30, 2024, and December 31, 2023, respectively)	(93)	(91)
Capital in excess of par value	3,580	3,575
Accumulated other comprehensive loss	(1,071)	(847)
Retained earnings	3,509	3,521
Total stockholders’ equity	$5,925	$6,158
Non-controlling interests	$16	$16
Total equity	$5,941	$6,174
Total liabilities and equity	$16,232	$14,051

Condensed Consolidated Statements of Cash Flows

	in $ millions, except share and per share data
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Operating activities:
Consolidated net income	$132	$267	$323	$548
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation, depletion and amortization	160	143	308	283
Share-based compensation expense	16	19	31	36
Deferred tax benefit	(8)	(13)	(10)	(12)
Pension and other postretirement funding (more) less than cost (income)	4	(16)	(4)	(25)
Other	(2)	1	(1)	4

Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	(40)	79	(236)	(30)
Inventories	(28)	72	(20)	132
Other assets	(54)	(37)	(105)	(13)
Accounts payable	90	(155)	(12)	(328)
Income taxes payable or refundable	3	(35)	63	9
Accrued liabilities and other	67	(18)	45	(34)
Net cash provided by operating activities	$340	$307	$382	$570

Investing activities:
Capital expenditures	$(177)	$(224)	$(385)	$(459)
Cash paid for purchase of businesses, net of cash acquired	(28)	-	(28)	-
Receipt of capital grants	-	1	1	2
Proceeds from sale of property, plant and equipment	3	-	3	1
Deferred consideration paid	(1)	(4)	(1)	(4)
Net cash used for investing activities	$(203)	$(227)	$(410)	$(460)

Financing activities:
Additions to debt	$2,757	$43	$2,812	$69
Net repayments of revolving credit facility	(4)	-	(4)	(4)
Repayments of debt	(6)	(24)	(33)	(44)
Repayments of lease liabilities	-	(1)	(1)	(2)
Debt issuance costs	(29)	-	(29)	-
Purchases of treasury stock	-	-	(27)	(30)
Cash dividends paid to stockholders	(335)	(299)	(335)	(299)
Other	(1)	-	(1)	-
Net cash provided by (used for) financing activities	$2,382	$(281)	$2,382	$(310)

Increase (decrease) in cash, cash equivalents and restricted cash	$2,519	$(201)	$2,354	$(200)
Cash, cash equivalents and restricted cash at beginning of period	811	883	1,000	841
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(14)	(29)	27
Cash, cash equivalents and restricted cash at end of period	$3,325	$668	$3,325	$668

Supplemental cash flow information:
Cash paid for interest, net of interest received	$(16)	$31	$14	$68
Cash paid for income taxes, net of refunds	$61	$119	$79	$187

Non-GAAP Financial Measures and Reconciliations

Smurfit Westrock plc (“Smurfit Westrock”) and Smurfit Kappa Group plc (“Smurfit Kappa”) report their financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). However, management believes certain non-GAAP financial measures provide Smurfit Westrock’s board of directors, investors, potential investors, securities analysts and others with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions, and in evaluating company performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the GAAP results. The non-GAAP financial measures we present may differ from similarly captioned measures presented by other companies. Smurfit Westrock and Smurfit Kappa use the non-GAAP financial measures “Adjusted EBITDA,” “Adjusted EBITDA margin,” “Adjusted Free Cash Flow, “Net Debt” and “Net Leverage Ratio.” We discuss below details of the non-GAAP financial measures presented by us and provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.

Definitions

Smurfit Westrock and Smurfit Kappa use the non-GAAP financial measures “Adjusted EBITDA” and “Adjusted EBITDA Margin” to evaluate their overall performance. The composition of Adjusted EBITDA is not addressed or prescribed by GAAP. Smurfit Westrock and Smurfit Kappa define Adjusted EBITDA as net income before taxes, interest expense, net, depreciation, depletion and amortization expense, goodwill impairment, impairment of other assets, transaction-related expenses associated with the combination of Smurfit Kappa and WestRock, restructuring costs, legislative or regulatory fines and reimbursements, share-based compensation expense, pension expense (excluding current service cost), and other expense, net. Smurfit Westrock and Smurfit Kappa view Adjusted EBITDA as an appropriate and useful measure used to compare financial performance between periods. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by Net Sales.

Management believes Adjusted EBITDA and Adjusted EBITDA Margin measures provide Smurfit Westrock’s management, board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Westrock’s and Smurfit Kappa’s performance because, in addition to income tax expense, depreciation, depletion and amortization expense, interest expense, net, pension expense (excluding current service cost), and share-based compensation expense, Adjusted EBITDA also excludes restructuring costs, impairment of goodwill and other assets and other specific items that management believes are not indicative of the operating results of the business. Smurfit Westrock and its board of directors use this information in making financial, operating and planning decisions and when evaluating Smurfit Westrock’s and Smurfit Kappa’s performance relative to other periods.

Smurfit Westrock and Smurfit Kappa uses the non-GAAP financial measure “Adjusted Free Cash Flow”. Smurfit Westrock and Smurfit Kappa define Adjusted Free Cash Flow as net cash provided by operations as adjusted to exclude certain costs not reflective of underlying operations. Management utilizes this measure in connection with managing Smurfit Westrock’s and Smurfit Kappa’s business and believes that Adjusted Free Cash Flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of Smurfit Westrock’s and Smurfit Kappa’s underlying operational performance, Smurfit Westrock believes that Adjusted Free Cash Flow also enables investors to perform meaningful comparisons between past and present periods.

Non-GAAP Financial Measures and Reconciliations (continued)

Smurfit Westrock and Smurfit Kappa use the non-GAAP financial measures “Net Debt” and “Net Leverage Ratio” as useful measures to highlight the overall movement resulting from its operating and financial performance and its overall leverage position. Management believes these measures provide Smurfit Westrock’s board of directors, investors, potential investors, securities analysts and others with useful information to evaluate Smurfit Westrock’s and Smurfit Kappa’s repayment of debt relative to other periods. Smurfit Westrock and Smurfit Kappa define Net Debt as borrowings net of cash and cash equivalents. Smurfit Westrock and Smurfit Kappa define Net Leverage Ratio as Net Debt divided by last twelve months (“LTM”) Adjusted EBITDA.

Reconciliations to Most Comparable GAAP Measure

Set forth below is a reconciliation of the non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA Margin to Net income and Net Income Margin, the most directly comparable GAAP measures, for the periods indicated.

	in $ millions
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net income	$132	$267	$323	$548
Income tax expense	55	72	131	185
Depreciation, depletion and amortization	160	143	308	283
Transaction-related expenses associated with the Combination	60	-	83	-
Legislative or regulatory fines and reimbursements	-	-	(18)	-
Interest expense, net	33	37	58	70
Pension expense (excluding current service cost)	29	10	39	20
Share-based compensation expense	16	19	31	36
Other (income) expense, net	(5)	8	-	15
Adjusted EBITDA	$480	$556	$955	$1,157

Net Income Margin (Net Income/Net Sales)	4.4%	8.7%	5.5%	8.7%
Adjusted EBITDA Margin (Adjusted EBITDA/Net Sales)	16.2%	18.1%	16.2%	18.3%

	in $ millions
	Last Twelve Months
	June 30, 2024	December 31, 2023
Net income	$601	$826
Income tax expense	258	312
Depreciation, depletion and amortization	605	580
Transaction-related expenses associated with the Combination	161	78
Impairment of other assets	5	5
Legislative or regulatory fines and reimbursements	(18)	-
Interest expense, net	127	139
Restructuring costs	27	27
Pension expense (excluding current service cost)	68	49
Share-based compensation expense	61	66
Other expense, net	31	46
Adjusted EBITDA	$1,926	$2,128

Reconciliations to Most Comparable GAAP Measure (continued)

Set forth below is a reconciliation of the non-GAAP financial measure Adjusted Free Cash Flow to Net cash provided by operating activities, the most directly comparable GAAP measure, for the periods indicated.

	in $ millions
	Three months ended		Six months ended
	June 30, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net cash provided by operating activities	$340	$307	$382	$570
Adjustments:
Capital expenditures	(177)	(224)	(385)	(459)
Free Cash Flow	$163	$83	$(3)	$111
Adjustments:
Transaction costs paid	23	-	57	-
Adjusted Free Cash Flow	$186	$83	$54	$111

Set forth below is a reconciliation of the non-GAAP financial measures Net Debt and Net Leverage Ratio to total borrowings, the most directly comparable GAAP measure, for the periods indicated.

	in $ millions, except Net Leverage Ratio
	June 30, 2024		December 31, 2023
Current portion of debt (1)	$387		$78
Non-current debt due after one year (1)	6,045		3,669
Less:
Cash and cash equivalents	(3,325)		(1,000)
Net Debt	$3,107		$2,747
Adjusted EBITDA (LTM)	1,926		2,128
Net Leverage Ratio (Net Debt/Adjusted EBITDA (LTM))	1.6	x	1.3	x

(1)	Includes unamortized debt issuance costs.